25 September 2000





Ms. Deborah Friedman
Davis, Graham, & Stubbs LLP
370 17th St.
Suite 4700
Denver, CO 80202
USA



Dear Ms. Friedman:

CPM Group authorizes and permits Trend Mining Co. to use information from CPM Group's Platinum Group Metals Survey 2000, and other documents, in its SEC registration documents, other SEC filings, and other documents that it may need to produce.

                                        Sincerely,



                                        /s/ Jeff Christian

                                        Jeffrey M. Christian
                                        Managing Director